EXHIBIT 3.2

     CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION CONCERNING
                    NAME CHANGE TO SCHOOLWEB SYSTEMS INC.


I, Griffin Jones, certify that:

     1. The original articles of North Pacific Capital Corp. were filed with the Office of the Secretary of State on June 26, 2000.

     2. Pursuant to the unanimous written consent of the Board of Directors, the Corporation hereby adopted the following amendments to the Articles of Incorporation of the Corporation:

Article 1: Name is amended to read as follows:

"The name of the corporation is SchoolWeb Systems Inc."

     3. At a Meeting of the shareholders of the Corporation held on December 19, 2001, the Corporation had 14,293,000 shares of voting common stock outstanding. By a vote of 10,433,000 shares of this common stock, present in person or by proxy
        (which represents 72% of the issued and outstanding shares of common stock), which vote is sufficient for approval, the foregoing amendment to the Articles of Incorporation of this corporation was approved.

Dated this 7th day of March, 2002:


_______________________________
GRIFFIN JONES, Director, Treasurer and Secretary